Exhibit 2.2

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated as of March 8, 2012 (this “Amendment”), to that Agreement and Plan of Merger, dated as of September 14, 2011, as amended by Amendment No. 1, dated as of January 27, 2012, by and between S&T Bancorp, Inc., a Pennsylvania corporation, and Mainline Bancorp, Inc., a Pennsylvania corporation (together, the “Parties”) (as amended, the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

A. Pursuant to Section 9.02 of the Agreement, the Parties may amend the Agreement in writing; and

B. The Parties desire to make a certain amendment to the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1 Amendment.

(a) Section 3.01(a)(ii) is hereby amended and restated to read in its entirety as follows:

“Each share of Seller Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any outstanding shares of Seller Series A Preferred Stock held by Purchaser, which shall be automatically cancelled at the Effective Time) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article III, one share (the “Series A Preferred Consideration”) of preferred stock, no par value per share, of Purchaser to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share (the “Purchaser Series B Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Seller Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Seller Series A Preferred Stock immediately prior to such conversion, taken as a whole; provided, that the voting powers of the Purchaser Series B Preferred Stock shall be substantially the same as the voting powers of the Seller Series A Preferred Stock.”

(b) Section 3.01(a)(iii) is hereby amended and restated to read in its entirety as follows:

“Each share of Seller Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any outstanding shares of Seller Series B Preferred Stock held by Purchaser, which shall be automatically cancelled at the Effective Time) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article III, one share (the “Series B Preferred Consideration”) of preferred stock, no par value per share, of Purchaser to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series C, stated liquidation amount $1,000 per share (the “Purchaser Series C Preferred Stock” and, together with the Purchaser Common Stock, Purchaser Original Preferred Stock and Purchaser Series B Preferred Stock, the “Purchaser Capital Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Seller Series B Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Seller Series B Preferred Stock immediately prior to such conversion, taken as a whole; provided, that the voting powers of the Purchaser Series C Preferred Stock shall be substantially the same as the voting powers of the Seller Series B Preferred Stock.”

2 General.

(a) Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof. All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement, as amended by Amendment No. 1 and this Amendment.

(b) For the convenience of Parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c) The provisions of Article IX (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first above written.

S&T BANCORP, INC.

By:	/s/ Todd D. Brice
Name:	Todd D. Brice
Title:	President and Chief Executive Officer

MAINLINE BANCORP, INC.

By:	/s/ William J. Hoyne
Name:	William J. Hoyne
Title:	President and Chief Executive Officer

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